Exhibit 10.10

TIME INC.

1271 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10020

October 8, 2013

Via Hand Delivery

Ms. Laura Lang

1271 Avenue of the Americas

New York, New York 10020

Dear Laura:

Reference is made to your Employment Agreement dated December 2, 2011 and effective as of January 9, 2012 (the “Employment Agreement”) with Time Inc. (the “Company”). Capitalized terms used herein but not otherwise defined in this letter agreement (“Letter Agreement”) shall have the meanings given such terms in the Employment Agreement. We have agreed that your employment with the Company will be terminated and the provisions of Section 4.2 of your Employment Agreement will apply, subject to the modifications set forth in this Letter Agreement (which modifications shall be deemed to constitute an amendment to your Employment Agreement). This Letter Agreement sets forth the understandings between the Company and you concerning the termination of your employment and your entitlements under the Employment Agreement.

You and the Company, intending to reflect our mutual understanding regarding the terms of the plan for the separation of your employment from the Company, hereby agree as follows:

1. Pursuant to Section 4.2 of the Employment Agreement, the term of your employment with the Company shall terminate with an Effective Termination Date of November 2, 2013. You shall continue to receive your current Base Salary ($1,000,000 per annum) and all other benefits as described in the Employment Agreement through the Effective Termination Date. You will also receive a bonus payment of $2,339,014 as your pro-rata bonus for the period from January 1, 2013 through the Effective Termination Date. As provided for in the plan document, you will also remain eligible for a payment pursuant to the Company’s cash long-term incentive plan (“Cash LTIP”) in accordance with the Cash LTIP. You acknowledge that payment under the Cash LTIP will be made at regularly scheduled distribution time, unless otherwise required pursuant to Paragraph 12 below, and will be based on actual performance of the Company. You acknowledge that these payments fully discharge the Company of its obligations to you under Section 4.2.1.

2. Your last day working in the office will be Friday, August 30, 2013, but you agree to be available to assist the Company with an orderly transition from Tuesday, September 3, 2013, through the Effective Termination Date. Your cooperation shall include giving such assistance as may be reasonably requested by the Chairman and Chief Executive Officer of Time Warner Inc. (“Time Warner”). Such cooperation shall extend to additional matters as reasonably requested by the Chairman and Chief Executive Officer of Time Warner from time to time and agreed to by you. The Company shall promptly reimburse you for all reasonable expenses in fulfilling your obligations under this Paragraph 2. As of the beginning of the day on September 3, 2013, you shall no longer serve in any officer or director positions with the Company, Time Warner and any affiliates and subsidiaries of the Company or Time Warner and, to the extent action has not been taken to elect a successor to an officer or director position as of such date, you shall be deemed to have resigned from the position effective September 3, 2013. In addition, you agree to execute the attached officer resignation letter and the letter formally resigning as Time Inc.’s representative to the MPA (Attachments A and B respectfully), which the Company acknowledges will not affect or change the application of Section 4.2 of the Employment Agreement to your termination of employment. You agree that you will have taken all accrued vacation days prior to the Effective Termination Date.

2A. The Company agrees that through December 31, 2013, the Company shall, without charge to you, make available to you office space and an administrative assistant at one of the Company’s or Time Warner’s locations in the New York City metropolitan area. Such office space will be reasonably appropriate to an employee of your position and responsibilities prior to such termination of employment, but taking into account your reduced need for such office space and furnishings.

2B. Beginning on November 3, 2013, the Company will make available to you career counseling and outplacement services in an amount not to exceed $30,000 from an outplacement firm to be selected by the Company. Career counseling and outplacement services must be used no later than the date that is six months following the Effective Termination Date.

2C. The Company shall reimburse you for expenses incurred prior to November 3, 2013 provided that such expenses and related necessary documentation complies with the Company’s policies for such reimbursements. You agree to submit all such expense requests within 30 days of the Effective Termination Date.

2D. You agree to return to all Company property to the Company’s Human Resources department prior to November 3, 2013, including any desktop/laptop computers, tablets or smartphones, so that all Company information can be appropriately wiped from the devices.

2E. The Company agrees to allow you to purchase any of your office furnishings and equipment at fair market value and to ship such office furnishings and equipment to you at your expense.

3. In accordance with Section 4.2 of the Employment Agreement, you shall be entitled to receive payments of Base Salary and Average Annual Bonus from the Effective Termination Date through the date which is twenty-four months after the Effective Termination Date (the “Severance Term Date”), as described in Section 4.2.2 of the Employment Agreement at the times provided in Section 4.7 of the Employment Agreement.

4. In accordance with Sections 7.2 and 7.4 of the Employment Agreement:

A. After the Effective Termination Date and prior to the Severance Term Date, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans and to receive the health and welfare benefits required to be provided to you under the Employment Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives, including but not limited to payment of two times the premium you would have to pay to obtain life insurance under a standard group universal life insurance program in an amount equal to $3,000,000 in accordance with Section 7.4 of the Employment Agreement. At the Severance Term Date, your rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of the Company shall be determined in accordance with the terms and provisions of such plans.

B. After the Effective Termination Date, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock-based incentive plan and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company or Time Warner.

C. At the Severance Term Date or, if earlier, the Equity Cessation Date, your rights to benefits and payment under any stock option, restricted stock, stock appreciation right, bonus unit, management incentive or other plan of the Company or Time Warner shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted. However, notwithstanding the foregoing or any more restrictive provisions of any such plan or agreement, in accordance with Section 7.2 of the Employment Agreement, (i) all stock options to purchase shares of Time Warner Common Stock shall continue to vest through the earlier of the Severance Term Date or the Equity Cessation Date, (ii) all stock options to purchase shares of Time Warner Common Stock granted to you on or after the Effective Date of the Employment Agreement (such stock options, the “Term Options”) that would have vested on or before the Severance Term Date shall vest and become immediately exercisable on the earlier of the Severance Term Date or the Equity Cessation Date, to the extent they have not already vested, and (iii) all your vested Term Options shall remain exercisable for a period of three years after the earlier of the Severance Term Date or the Equity Cessation Date (but not beyond the term of such stock options) and any other vested stock options shall remain exercisable for a period of one year after the earlier of the Severance Term Date or the Equity Cessation Date (but not beyond the term of such stock options).

D. With respect to Time Warner restricted stock units (“RSUs”) held at the Effective Termination Date, (x) for the RSUs received pursuant to Section 3.3, the treatment of the RSUs will be determined at the Effective Termination Date pursuant to the applicable grant agreements, (y) the RSUs received pursuant to Section 3.5 will vest following the Effective Termination Date and (z) the shares underlying the vested RSUs will be paid to you promptly following the Effective Termination Date, subject to Paragraph 12 of this Letter Agreement.

E. Following the Severance Term Date, or your earlier election not to be treated as an employee for purposes of benefits, you will be eligible to elect continued coverage at the COBRA continuation rate in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under the Company group health plan from which you were entitled to coverage immediately prior to such date (“Company COBRA Coverage”). You will receive separate information regarding your rights to elect continued coverage at the COBRA continuation rate under COBRA at the time of your entitlement to make a COBRA coverage election. If you fully exhaust your entitlement to Company COBRA Coverage (which shall only occur after the expiration of the full Company COBRA Coverage period available to you, without your failing to pay the full applicable premium on time for any reason, and without your having lost Company COBRA Coverage on account of your entitlement to other employer sponsored group health coverage), you will be entitled to purchase coverage at the COBRA continuation rate on an after-tax basis under the Company group health plan otherwise then available to salaried employees of the Company (“Company Voluntary Health Coverage Extension”), subject to the following conditions:

(x) You are eligible for the Company Voluntary Health Coverage Extension, if at any time prior to you becoming eligible to participate in the federal Medicare program you are not eligible for any other (A) group coverage (whether insured or self-insured), at any price, that does not exclude coverage for preexisting conditions (whether that coverage is through your employment, a spouse’s employment, or a public or private insurance coverage exchange or marketplace), or (B) individual health coverage, at any price, that is reasonably comparable to the health coverage then provided to its employees by the Company and that does not excluded coverage for a pre-existing condition (whether that coverage is through a public or private insurance coverage exchange or marketplace or otherwise).

(y) The election to elect coverage under the Company Voluntary Health Coverage Extension can be made only one time and you must provide the Company with such documentation as may be reasonably requested by Company to support your entitlement to such coverage. The Company will not be obligated to provide you with coverage under the Company Voluntary Health Coverage Extension until you provide the reasonably requested documentation to the Company to support your entitlement to such coverage. Any coverage under the Company Voluntary Health Coverage Extension will be provided on a prospective basis only as of the date that such eligibility is verified by the Company.

(z) Your entitlement to the Company Voluntary Health Coverage Extension will terminate if you fail to pay the full premium amount for any month of coverage by the first business day of each month for which coverage is elected (by way of example, the premium for January of any year would be due by the first business day of January) or you become eligible for any other group or individual health coverage (whether insured or self-insured), at any price, that does not exclude coverage for preexisting conditions

(whether that coverage is through your other employment, a spouse’s employment, a public or private insurance coverage exchange or marketplace, or Medicare). In addition, your entitlement to the Company Voluntary Health Coverage Extension will be subject to all other applicable terms of coverage under the applicable group health plan and may be terminated by Company for cause on account of fraud or misrepresentation or any other reason to the same extent that an employee’s entitlement to group health coverage may be terminated. In all events, once your entitlement to the Company Voluntary Health Coverage Extension is terminated due to such cause, or you fail to pay for that coverage in full and on time, it may not be recommenced or elected at a later date.

4A. The Company will make a payment (the “Transaction Payment”) to you in lieu of the transaction bonus, which you acknowledge you are no longer eligible to receive. The Transaction Payment, in the amount of $2,500,000, will be paid to you as soon as practical, but not more than 60 days, following the date the attached Release (Attachment C) becomes effective.

5. In accordance with Section 4.4 of the Employment Agreement, the obligations of the Company to make or continue any of the payments to you or to take any actions with respect to Paragraphs 1 through 4 above are subject to your execution of the Release attached hereto. If you fail to execute and deliver the Release within 60 days following the Effective Termination Date, or if you revoke the Release as provided therein, then in lieu of the payments and benefits provided herein, you shall receive a severance payment determined in accordance with the Company’s polices relating to notice and severance reduced by the aggregate amount of severance payments paid pursuant to this Letter Agreement, if any, prior to the date of your failure to deliver, or revocation of, such Release.

6. In accordance with Section 11.15 of the Employment Agreement, the Company shall be subject to any obligations it owes to you and you shall continue to be subject to any obligations you owe to it under the Employment Agreement that survive your termination under Section 4.2 thereof, including but not limited to Sections 3.4 (Indemnification), 4.4 (Release), 4.5 (Mitigation), 4.6 (Payments), 4.7 (Limitation of Certain Payments), 4.8 (Retirement) and 7 (Other Benefits, 8 (Protection of Confidential Information), 9 (Ownership of Work Product), 10 (Notices) through 11 (General). In addition, you agree that you shall not at any time denigrate, ridicule or criticize the Company or any of its lines of business, joint venture partners, officers, directors or employees to any third party for a period of three years from the Effective Termination Date.

7. You agree and acknowledge that you have no further right to receive any compensation, payments or benefits from the Company, other than as set forth in the Employment Agreement, as amended by this Letter Agreement. You shall be under no obligation to seek other employment after the Effective Termination Date and there shall be no offset against amounts due to You under this Letter Agreement and/or Employment Agreement on account of any compensation attributable to any subsequent employment that You may obtain.

8. Except as provided in Section 11.7 of the Employment Agreement, any claims, controversies or disputes arising out of or related to this Letter Agreement or the Release, the interpretation, validity or enforceability of this Letter Agreement or the Release, or the alleged breach of this Letter Agreement or the Release shall be submitted to resolution in arbitration in accordance with the procedures set forth in Section 11.8 of the Employment Agreement.

9. This Letter Agreement, taken together with the Release and Employment Agreement, as modified by this Letter Agreement, constitute and contain the entire agreement and understanding concerning your employment, termination from employment and the other subject matters addressed herein between the parties and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document. Except as expressly amended by this Letter Agreement, the Employment Agreement remains in full force and effect.

10. This Letter Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

11. This Letter Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York, unless superseded by federal law.

12. This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein or contained in the Employment Agreement to the contrary, (i) if at the Effective Termination Date you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits under this Letter Agreement and/or the Employment Agreement (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you under this Letter Agreement and/or the Employment Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement and/or the Employment Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement or under the Employment Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 12; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below.

Very truly yours,

TIME INC.

By:	/s/ James Cummings
Name: James Cummings Title: Vice President

Agreed and Accepted:

/s/ Laura Lang
Laura Lang

Date: Oct 8, 2013

RELEASE

This Release is made by and among LAURA LANG.(“You”) and TIME INC. (the “Company”), 1271 Avenue of the Americas, New York, New York 10020 as of the date set forth below in connection with the Employment Agreement made December 2, 2011 and effective as of January 9, 2012, and the letter agreement (the “Letter Agreement” between You and the Company dated as of October 8, 2013 (as so amended, the “Employment Agreement”), and in association with the termination of your employment with the Company.

In consideration of payments made to You and other benefits to be received by You by the Company and other benefits to be received by You pursuant to the Employment Agreement and the Letter Agreement, You, being of lawful age, on behalf of yourself and your heirs, executors, successors and assigns do hereby release and forever discharge the Company, its successors, related companies, affiliates, officers, directors, shareholders, subsidiaries, agents, employees, heirs, executors, administrators, assigns, benefit plans (including but not limited to the Time Inc. Severance Pay Plan For Regular Employees), benefit plan sponsors and benefit plan administrators, trustees and fiduciaries, and all of their successors and assigns, in their individual and official capacities, of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), whether known or unknown, arising up to and including the date you sign the Letter Agreement and this Release, which in any way relate to or arise out of your employment with the Company or the termination of Your employment, which You may now have under any federal, state or local law, regulation or order, including without limitation, Claims related to the stock options held by You or granted to You by the Company that are scheduled to vest subsequent to the Severance Term Date (i.e., the stock options scheduled to vest on February 15, 2016 because you acknowledge that such stock options are being forfeited and cancelled) and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date You sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law, the New York City Human Rights Law (all as amended), any Claim for severance or benefits or notice pay under any plan or policy of the Company (other than for the enforcement of the Employment Agreement and/or the Letter Agreement, any Claim under any whistleblower protection law, any Claim sounding in tort, any Claim for breach of contract (express and implied), and any Claim for attorney’s fees, costs, damages and equitable relief through and including the date of this Release; provided, however, that the execution of this Release shall not prevent You from bringing a lawsuit against the Company to enforce its obligations under the Employment Agreement, the Letter Agreement and/or this Release.

Notwithstanding anything to the contrary, nothing in this Release shall prohibit or restrict You from (i) making any disclosure of information required by law; (ii) filing a charge with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or

(iv) challenging the validity of my release of claims under the Age Discrimination in Employment Act. Provided, however, You acknowledge that You cannot recover any monetary damages or equitable relief in connection with a charge brought by You or through any action brought by a third party with respect to the Claims released and waived in the Employment Agreement and/or Letter Agreement. Further, notwithstanding the above, You are not waiving or releasing: (i) any claims arising after the Effective Date of this Letter Agreement and Release; (ii) any claims for enforcement of the Employment Agreement and/or this Letter Agreement; (iii) any rights or claims You may have to workers compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; (v) any claims You may have for indemnification by the Company under Section 3.4 of the Employment Agreement; and/or (vi) claims under the Fair Labor Standards Act or any claims or rights that cannot be waived by law.

You agree that you are receiving valuable consideration in exchange for signing the Letter Agreement and this Release that is more than what you are otherwise entitled to under any policy or plan of or prior agreement with the Company. You also acknowledge and agree that apart from the payments and benefits that you will be eligible for and receive under the Letter Agreement, you have, as of the date you signed the Letter Agreement and Release, received all compensation, notice, leave and benefits due to you from the Company and that you are not entitled to any other payment or benefit other than as set forth in the Letter Agreement and this Release.

You further state that You have reviewed this Release, that You know and understand its contents, and that You have executed it voluntarily.

You acknowledge that You have been given 21 days from the date You received a copy of the Release to sign it. You also acknowledge that by signing this Release You may be giving up valuable legal rights and that You have been advised to consult with an attorney. You understand that You have the right to revoke Your consent to the Release for seven days following Your signing of the Release. You further understand that You cease to receive any payments or benefits under the Employment Agreement and/or this Letter Agreement (except as set forth in Section 4.4 of the Employment Agreement) if You do not sign this Release or if You revoke Your consent to the Release within seven days after signing the Release. The Release shall not become effective or enforceable with respect to claims under the Age Discrimination Act until the expiration of the seven-day period following Your signing of this Release. To revoke, You send a written statement of revocation by certified mail, return receipt requested, or by hand delivery. If You do not revoke, the Release shall become effective on the eighth day after You sign it.

Accepted and Agreed to:

/s/ Laura Lang
Laura Lang

Dated: Oct. 8, 2013